UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

CURRENT REPORT

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION

12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

ARALEZ PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	333-208823	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Park Place 666 Burrard Street Vancouver, British Columbia, Canada	V6C 2Z7
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class To be so registered	Name of each exchange on which Each class is to be registered
Common Shares, no par value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-208523

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Aralez Pharmaceuticals Inc. (the “Company” ) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the registration of its common shares, no par value per share (the “Common Shares”)  pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and the listing of the Company’s common shares from the NASDAQ Global Market LLC (“NASDAQ”). The listing on NASDAQ is to occur at the opening of trading on February 8, 2016.

As described in the Company’s Registration Statement on Form S-4 (File No. 333-208823), declared effective by the SEC on December 28, 2015, pursuant to the terms of the Agreement and Plan of Merger and Arrangement, dated as of June 8, 2015, and as amended on August 19, 2015 and further amended on December 7, 2015 (the “Merger Agreement”) by and among Tribute Pharmaceuticals Canada Inc. (“Tribute”), Aralez Pharmaceuticals plc (“Aralez Ireland”) Aralez Pharmaceuticals Inc. (“Aralez”), Aralez Pharmaceuticals Holdings Limited (“Holdings”), ARLZ US Acquisition II Corp. (“US Merger Sub”) ARLZ CA Acquisition Corp. (“Can Merger Sub”) and POZEN Inc. (“Pozen”), on February 5, 2015, (i) Can Merger Sub and Tribute amalgamated by way of a court approved plan of arrangement (the “Arrangement”), resulting in such amalgamated company becoming an indirect wholly owned subsidiary of Aralez, and (ii) US Merger Sub merged with and into Pozen (the “Merger”), resulting in Pozen becoming an indirect wholly owned subsidiary of Aralez.

Pursuant to the Arrangement, holders of Tribute shares, no par value per share (the “Tribute Shares”) received 0.1455 common shares of Aralez, no par value per share (the “Aralez Shares”).  At the effective time of the Merger, each share of Pozen common stock, $0.001 par value per share (the “Pozen Stock”) was cancelled and automatically converted into the right to receive one Aralez Common Share.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the common shares, no par value, of Aralez Pharmaceuticals Inc. (the “Registrant”) is set forth under the heading “Comparison of the Rights of Parent Shareholders and Pozen Stockholders” included in the Registrant’s joint proxy statement/prospectus dated December 14, 2015 (File No. 333-208823), filed by the Registrant with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) , and is incorporated in this Form 8-A by reference.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 5, 2016	ARALEZ PHARMACEUTICALS INC.

	By:	/s/ Scott Charles
Scott Charles
Chief Financial Officer

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